UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 20, 2016

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4643 S. Ulster Street, Suite 970, Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 993-3200

Not Applicable
Former Name, Former Address or Former Fiscal Year,
If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5: Corporate Governance and Management

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 20, 2016, U.S. Energy Corp. (the “Company”) filed Articles of Amendment to Restated Articles of Incorporation (the “Amendment”) with the Secretary of State of Wyoming to effect a six shares for one share reverse stock split of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), effective on June 20, 2016 (the “Reverse Stock Split”). As reported below under Item 5.07 of this Current Report on Form 8-K, the Company held its annual meeting of shareholders on June 20, 2016, at which meeting the Company’s shareholders, by an affirmative vote of a majority of the Company’s shares of Common Stock present in person or by proxy at the meeting, approved the Amendment.

As a result of the Reverse Stock Split, every six shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share or the number of shares of Common Stock authorized. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would otherwise have resulted from the Reverse Stock Split will be paid in a proportionate amount based on the average closing price of the Common Stock as reported by The NASDAQ Capital Market for the five trading days immediately preceding the date of the Reverse Stock Split; provided that the Company is also authorized (i) to issue fractional shares to some or all registered holders who would otherwise be eliminated as a result of the Reverse Stock Split or (ii) to round up fractional shares to the nearest whole share of Common Stock for some or all of such registered holders, if the Board of Directors of the Company determines that doing so would be in the best interests of the Company. Certificates that immediately prior to the effective time for the Reverse Stock Split represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from 28.2 million shares to approximately 4.7 million shares, subject to adjustment for the payment of cash in lieu of fractional shares. On June 21, 2016, NASDAQ informed the Company that the Reverse Stock Split would be effective for trading of the Company’s Common Stock beginning on June 22, 2016.

Item 5.07. Submission of Matters to a Vote of Shareholders

The Company held its annual meeting of shareholders on Monday, June 20, 2016, at 8:30 a.m. Mountain Time in Denver, Colorado. The certified results of the matters voted upon at the meeting, which are more fully described in the Company’s definitive proxy statement relating to the meeting, filed with the Securities and Exchange Commission on May 11, 2016 (the “Proxy Statement”), are as set forth below:

The following nominees for director were elected to serve until the 2019 annual meeting of shareholders and until their successors are elected or appointed and qualified:

Name of Director	Votes For	Withheld	Broker Non-Votes
Stephen V. Conrad	6,524,729	114,409	15,640,642
David A. Veltri	6,370,268	269,870	15,640,642

The shareholders voted to ratify the appointment of Hein & Associates LLP as independent auditors for the 2016 fiscal year:

Votes For	Votes Against	Abstain
21,785,779	224,918	270,083

The result of the shareholders’ advisory vote on executive compensation (“say-on-pay”) was as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
5,752,532	742,782	144,824	15,640,642

The shareholders also voted to approve an amendment to the Company’s Restated Articles of Incorporation to effect a six shares for one share Reverse Stock Split of the Company’s $0.01 par value Common Stock, as follows.

Votes For	Votes Against	Abstain
19,759,337	2,165,212	356,231

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Articles of Amendment to Restated Articles of Incorporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: June 21, 2016	By:	/s/ David A. Veltri
David A. Veltri, Chief Executive Officer